Exhibit 10.21

PROPERTY OPTION AGREEMENT

THIS PROPERTY OPTION AGREEMENT (the “Agreement”) is dated as of November 18, 2024 (“Effective Date”).

AMONG:

AURORA ENERGY METALS LTD., a public limited company existing under the laws of Australia and having an office located at Suite 1, 245 Churchill Avenue Subiaco, WA, 6008, Australia

(the “Optionor”),

OREGON ENERGY LLC, an Oregon limited liability company having an office located at Suite 1100, 1050 SW 6th Avenue, Portland, Oregon 97301

(the “Subsidiary”),

AND:

EAGLE ENERGY METALS CORP., a company existing under the laws of the State of Nevada and having an office located at 5470 Kietzke Lane, Suite 300, Reno, NV 89511

(the “Optionee”).

RECITALS:

A.	the Optionor through the Subsidiary, which is its wholly owned subsidiary, Oregon Energy LLC, is the owner of 100% interest in 365 mining claims that are commonly referred to as the “Aurora Uranium Project,” as more particularly described in Schedule “A” attached hereto (the “Property”); and

B.	the Optionor has agreed to grant an option to the Optionee to acquire all of the issued and outstanding equity interests (and any and all securities that are exercisable or exchangeable for, or convertible into equity interests) (the “Equity Interests”) of the Subsidiary and through the acquisition of 100% of the Subsidiary, all of its right, title and interest in and to the Property, subject to the NSR (as defined herein) and upon the terms and conditions set forth herein.

THEREFORE, in consideration of the mutual covenants and the payment of funds set forth herein, the parties agree as follows:

1.	Interpretation.

(a)	Definitions. In this Agreement the following terms have the meanings set forth below:

(i)	“ASX” means ASX Limited and where the context permits the Australian Securities Exchange operated by ASX Limited;

(ii)	“Business Day” means a day on which banks are open for business in the State of Oregon;

(iii)	“Deferred Consideration” has the meaning given to it in Section 17.

(iv)	“Encumbrances” means security interests, liens, royalties, charges, mortgages, pledges, encumbrances, adverse claims or challenges of any nature or kind whatsoever, whether written or oral, or direct or indirect;

(v)	“Environmental Standards” means all laws, orders, rules and regulations, mine plans, reclamation plans, permits or permitting requirements, of whatever Government or Regulatory Authority, as they may apply to the Property or affect environmental and pollution control standards in effect, whether federal, state, local, or municipal;

(vi)	“Exchange” means the New York Stock Exchange, NYSE American, Nasdaq, including the Nasdaq Capital Market or other national securities exchange in the United States registered with the Securities Exchange Commission under Section 6 of the Securities Exchange Act 1934;

(vii)	“Government or Regulatory Authority” means any federal, state, regional, municipal or other government, governmental department, regulatory authority, commission, board, bureau, agency or instrumentality having lawful authority to regulate or administer or govern a business or property or affairs of any person, and for the purposes of this Agreement also includes any corporation or other entity owned or controlled by any of the foregoing and the Exchange or any other relevant securities exchange (including ASX) on which shares of a party are listed for trading;

(viii)	“Linville Royalty” means the 1.5% net proceeds royalty granted to Kevin S. Linville by that certain Net Proceeds Royalty Deed dated September 5, 2008 and recorded in Malheur County, Oregon as Document 2008-1281 on March 3, 2008, covering that portion of the Property described therein.

(ix)	“Mineral Claims” means the mining claims (whether patented or unpatented) comprising the Property;

(x)	“Minerals” means the end products recovered, produced or derived from the Property, including but not limited to all minerals, ores, metals and concentrates;

(xi)	“Mining Operations” means every kind of work done on or in respect of the Property or any product derived from the Property by or under the direction of the Operator including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft-sinking, raising, cross-cutting, searching for, drifting, trucking, sampling, working and procuring minerals, ores and metals, surveying and bringing any mining claims to lease or patent, and all other work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of the workers; in paying assessments or premiums for workers’ compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, license renewal fees, taxes, claim fees and other governmental charges required to keep the Property in good standing; in leasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating, rehabilitation, reclamation, and environmental protections and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

(xii)	“Mining Rights” includes mineral rights and the right to conduct Mining Operations on the Property;

(xiii)	“NSR” means that net smelter returns royalty defined in Schedule “B” attached hereto;

(xiv)	“Operator” means the party responsible for the conduct of exploration and development work on the Property;

(xv)	“Option” has the meaning set out in §4;

(xvi)	“Option Exercise” means the deemed exercise of the Option in accordance with §4;

(xvii)	“Option Period” means the period commencing on the Effective Date and ending on Closing or as otherwise provided in this Agreement;

(xviii)	“Payment Shares” means the shares of Common Stock, $0.0001 par value per share, of the Optionee, as constituted as of the Effective Date, to be issued to the Optionor pursuant to this Agreement;

(xix)	“Permitted Encumbrances” means

A.	easements, rights of way, servitudes or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electrical light, power, telephone, telegraph or cable television conduits, poles, wires and cables, and other Encumbrances filed or recorded of record in the real property records to which they relate;

B.	the right reserved to or vested in any Government or Regulatory Authority by the terms of any or by any statutory provision, to terminate, revoke or forfeit any of the lease or mining claims or to require annual or other periodic payments as a condition of the maintenance and continuance thereof;

C.	rights reserved to or vested in any Government or Regulatory Authority to control or regulate in any manner, and all applicable laws, rules and orders of any Government or Regulatory Authority;

D.	statutory exceptions to title;

E.	liens for taxes not yet due and payable;

F.	the Linville Royalty; and

G.	paramount title and underlying ownership rights of the United States in and to all lands covered by any unpatented mining claim or Mineral Claim identified as part of the Property and the rights of third parties to access, traverse and use the Mineral Claims pursuant to applicable federal law.

(xx)	“Property” means those Mineral Claims located in the States of Oregon and Nevada, that are commonly referred to as the “Aurora Uranium Project,” as more particularly described in Schedule “A” attached hereto, including all Mining Rights thereunder.

(xxi)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xxii)	“Securities Commissions” means the Securities Exchange Commission and such other federal, state or provincial securities commissions in which the Optionee is or becomes a reporting issuer.

(b)	Headings. The headings of this Agreement and the schedules are solely for convenience of reference and do not affect the interpretation of it or define, limit or construe the contents of any provision of this Agreement.

(c)	Governing Law. The laws of the State of Oregon, where the Property is primarily located, govern this Agreement and the rights and obligations and relations of the parties to it. The parties agree that both federal and state courts of the State of Oregon have jurisdiction over any action or other legal proceedings based on any provisions of this Agreement. Each party attorns to the jurisdiction of the federal and state courts of the State of Oregon.

(d)	Currency. All references to currency in this Agreement are references to United States Dollars.

(e)	Further Assurances. Each party agrees from time to time, subsequent to the date hereof, to execute and deliver or cause to be executed and delivered such instruments or further assurances as may, in the reasonable opinion of either party, be necessary or desirable to give effect to the provisions of this Agreement or as may be reasonably required for registering or recording changes in ownership interests in the Property.

(f)	Schedules. The following are schedules attached to and form part of this Agreement:

Schedule “A” — Description of Mineral Claims Comprising the Property

Schedule “B” — Net Smelter Royalty Terms and Conditions

2.	Representations and Warranties of the Optionor and Subsidiary. The Optionor and Subsidiary hereby represents and warrants to the Optionee as of the Effective Date and as of the Closing:

(a)	The Optionor is a public limited company incorporated and in good standing under the laws of Australia. The Subsidiary is a limited liability company organized and in good standing under the laws of the State of Oregon;

(b)	The Optionor and the Subsidiary each have full power and authority to carry on its business and to grant the Option and enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)	Neither the Optionor nor the Subsidiary will breach any other agreement or commitment that is legally binding on it by entering into and performing its obligations under this Agreement;

(d)	The Optionor owns all of the issued and outstanding equity interests in the Subsidiary, free and clear of all liens, claims, and encumbrances except for Permitted Encumbrances as defined in this Agreement, and except for securities held by the Optionor, the Subsidiary does not have outstanding common stock or any other securities that are exercisable or exchangeable for, or convertible into, common stock of the Subsidiary. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Equity Interests or obligating the Subsidiary to issue or sell any Equity Interests or any other interest in, the Subsidiary. The Subsidiary does not have outstanding or authorized any equity or membership interest appreciation, phantom stock, profit participation or similar rights. Except as may be set forth in the operating agreement of the Subsidiary, a true and correct copy of which has been delivered to the Optionee, there are no voting trusts, agreements, proxies or understandings in effect with respect to the voting or transfer of any of the Equity Interests. The Subsidiary does not own, or have any interest in any shares, membership interests or have an ownership interest in any other person.

(e)	The Subsidiary is the owner of a one-hundred percent (100%) interest in and to the Property, free and clear of all Encumbrances except for Permitted Encumbrances, and the Subsidiary’s ownership in the Property has been properly recorded with the Bureau of Land Management and any applicable state and county authorities; nothing in this Agreement, however, shall be deemed to be a representation or a warranty that any of the Mineral Claims contains a discovery of valuable minerals.

(f)	Aside from any person, firm, corporation or entity with rights identified under the Permitted Encumbrances, no person, firm or corporation has any proprietary or possessory interest in the Property other than the Optionor, the Subsidiary and the Optionee, and other than with respect to Permitted Encumbrances, no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property;

(g)	Neither the Optionor nor the Subsidiary has received any notice of, nor is aware of, any material non-compliance with any Environmental Standards applicable to the Property, nor any material actions, suits, or proceedings pending or threatened against or adversely affecting the Property, or which could adversely affect, the Property or the ownership thereof;

(h)	The Property is properly and accurately described in Schedule “A” hereto and any unpatented mining claims included in the Property have been properly maintained through the Effective Date by the payment of claim maintenance fees to the Bureau of Land Management in lieu of assessment work, and no taxes, surcharges, levies or other government fees or charges are due or payable with respect to the Property as of the Effective Date; and

(i)	Subject to satisfaction of the Shareholder Approval Condition, the Optionor and the Subsidiary have obtained all corporate authorizations for the execution of this Agreement and for its performance of this Agreement, and this Agreement has been duly executed and delivered by the Optionor and the Subsidiary as a legal and binding agreement enforceable against the Optionor and the Subsidiary.

(j)	As of Closing, the Subsidiary shall have no liabilities or obligations other than those incurred in the ordinary course of business related solely to the Property and as permitted by this Agreement. The Optionor warrants that no other liabilities, including debts, contingent liabilities, or outstanding legal claims, encumber the Subsidiary.

(k)	Complete copies of the Subsidiary’s unaudited financial statements consisting of the balance sheet of the Subsidiary as at June 30 in each of the years 2023 and 2024 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Subsidiary as at September 30, 2024 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been provided to the Optionee. The Financial Statements have been prepared in accordance with International Financial Reporting Standards (IFRS) applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Subsidiary, and fairly present the financial condition of the Subsidiary as of the respective dates they were prepared and the results of the operations of the Subsidiary for the periods indicated. The balance sheet of the Subsidiary as of June 30, 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Subsidiary as of September 30, 2024 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Subsidiary maintains a standard system of accounting established and administered in accordance with IFRS.

(l)	The Subsidiary has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. The Liabilities of the Subsidiary as of the Closing Date shall be materially similar to the Liabilities of the Subsidiary as of the date hereof, except for changes that have occurred in the ordinary course of business of the Subsidiary consistent with past practice since the Interim Balance Sheet Date.

(m)	There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Optionor or the Subsidiary, threatened against or affecting the Optionor or the Subsidiary that could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Subsidiary.

(n)	The Optionor and the Subsidiary have delivered to the Optionee true and accurate copies of each material agreement or contract (and descriptions of any material verbal agreements) that the Subsidiary is a party to, including, without limitation, any agreement or contract that cannot be terminated by the Subsidiary on less than sixty (60) days’ notice or that involve payment obligations of the Subsidiary in excess of $25,000.

3.	Representations and Warranties of the Optionee. The Optionee hereby represents and warrants to the Optionor as of the Effective Date and as of the Closing:

(a)	The Optionee is a corporation incorporated and in good standing under the laws of the State of Nevada;

(b)	The Optionee has full power and authority to carry on its business and enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)	The Optionee will not breach any other agreement or commitment by entering into and performing its obligations under this Agreement;

(d)	The Optionee has obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and this Agreement has been duly executed and delivered by the Optionee as a legal and binding agreement, enforceable against it;

(e)	The Payment Shares have been duly and validly authorized for issuance and sale and when issued and delivered by the Optionee pursuant to this Agreement, will be validly issued as fully paid and non-assessable common shares in the capital of the Optionee, free and clear of Encumbrances;

(f)	The shares of common stock of the Optionee are not listed for trading on any Exchange and the Optionee is not a reporting issuer in any jurisdiction;

(g)	At the Closing, except as set forth in the most recent financial statements lodged in accordance with SEC requirements, the Optionee has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the most recent financial statements delivered to the Optionor; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles (“GAAP”), which, in all such cases, individually and in the aggregate would not have a material adverse effect. The Optionee maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP;

(h)	The Optionee is not in violation or default of any term of its charter documents, each as amended, or in any respect of any provision of any mortgage or indenture or material contract, lease, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ. The execution, delivery, and performance of and compliance with this Agreement, and the issuance of any securities to the Optionor, will not, with or without the passage of time or giving of notice, result in any such violation;

(i)	There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Optionee’s knowledge, currently threatened against the Optionee or its properties or assets or any officer, director or key employee of the Optionee. Neither the Optionee or its properties or assets, nor, to the Optionee’s knowledge, any of its officers, directors or key employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or key employees, such as would affect the Optionee). There is no action, suit, proceeding or investigation by the Optionee pending or which the Optionee intends to initiate;

(j)	The Optionee is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition or operations of the Optionee. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the Payment Shares, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Optionee has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, assets, properties or financial condition of the Optionee and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted;

(k)	At the Closing, the issuance of the Payment Shares to the Optionor will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws; and

(l)	The Optionee has duly filed or caused to be filed all federal, state, county, local, foreign and other income and other material tax returns required to have been filed by it. All such tax returns are true, correct and complete in all material respects as of the date filed. There are no material federal, state, county, local or foreign or other taxes due and payable by the Optionee that have not been paid. There is no proposed deficiency, audit, action, suit or other proceeding with respect to material taxes pending or, to the Optionee’s knowledge, threatened. There is no lien for taxes, whether imposed by any governmental authority, outstanding against the assets, properties or the business, except for liens for taxes not yet due and payable as may accrue in the ordinary course of business. The Optionee has withheld or collected from each payment to each of its employees, contractors or any other third party or person the amount of all taxes (if any) required to be withheld or collected by applicable law from such payment therefor and has paid the same to the proper governmental entity.

4.	The Option. The Optionor hereby grants to the Optionee the sole, exclusive option to acquire the Equity Interests of the Subsidiary (the “Option”), subject to the reservation or grant of the NSR, in consideration for the delivery of an up-front cash payment, the issuance of the Payment Shares at the Listing (as defined below) and the payment of the Deferred Consideration. The Payment Shares shall be issued in book-entry at the Optionee’s transfer agent and the Optionor shall receive a statement of account reflecting the issuance of the Payment Shares upon their issuance. The Payment Shares shall be restricted stock, and the statement of account shall contain a legend reflecting applicable restrictions on transfer. Subject to satisfaction of the Conditions Precedent, the Option is exercisable as follows:

(a)	Within 30 days of the Effective Date, by providing written notice of exercise to the Optionor and the Subsidiary and making a payment of $300,000 to the Optionor (the “First Payment”); provided, however, that if the Shareholder Approval Condition has not been satisfied at the time the First Payment comes due, then Optionee may instead make the First Payment to a mutually agreeable escrow agent on terms and conditions reasonably acceptable to the Optionor to hold until such satisfaction of the Shareholder Approval Condition; and

(b)	On the date the Optionee completes an initial underwritten public offering of shares of stock or other equity interests of Optionee or any successor to Optionee (whether by way of merger, conversion, reverse takeover or the transfer of all or substantially all of the assets of Optionee or any material subsidiary thereof), or a parent or subsidiary of Optionee, or any successor to Optionee, as the case may be, in each case that is registered under the Securities Act or otherwise becomes listed on an Exchange (a “Listing”):

(i)	Issuing such number of Payment Shares to the Optionor (the “Base Payment Shares”) as is equal to $16,000,000 based on:

A.	the price of shares of the Optionee’s common stock at the Listing (i.e., the price per share paid by investors in the Optionee’s initial public offering) in the event the Listing is completed by way of an initial public offering,

B.	the deemed transaction price per share of shares of the Optionee’s common stock at the Listing in the event the Listing is completed by way of a reverse takeover, merger or other business combination, or

C.	the reference price of shares of the Optionee’s common stock at the Listing calculated in accordance with Exchange policies in the event the Listing is completed by way of a direct listing on the Exchange;

(collectively, the “Listing Payment”);

Following the satisfaction of the Conditions Precedent and payment and satisfaction of the First Payment and the Listing Payment, the Optionee will be deemed to have exercised the Option (“Option Exercise”) and will be entitled to all right, title and interest in and to the Equity Interests in the Subsidiary and, as a result of the acquisition of such Equity Interests, indirectly, all, right, title and interest in and to the Property, subject to the rights of the Optionor to receive and retain the NSR and the Deferred Consideration (if applicable). Notwithstanding anything to the contrary, Optionee’s failure to make either the First Payment or the Listing Payment described above, shall result in the expiration or automatic termination and forfeiture of Optionee’s rights under this Agreement, effective as of the due date of such missed payment.

The payment of any cash payments due to the Optionor under this Agreement shall be paid in United States dollars in immediately available funds to the Optionor or its designee at such bank account as identified in writing by the Optionor. All deliveries by the Optionee of securities of the Optionee under this Agreement shall be delivered to the Optionor or its designee as directed by the Optionor from time to time. Exercise of the Option is subject to and conditional upon the following conditions precedent (together, the “Conditions Precedent”):

(a)	Shareholder Approval Condition. The Optionor having obtained any shareholder and regulatory approvals it requires in order to complete the transactions contemplated by this Agreement (including but not limited to shareholder approval under ASX listing rule 11.2 and any other approvals required under the listing rules of the ASX to dispose of the Property) (the “Shareholder Approval Condition”). If within 75 days of the Effective Date the Shareholder Approval Condition has not been satisfied, then either the Optionor or the Optionee may terminate this Agreement by written notice to the other, and upon the effective date of termination under this clause as specified the termination notice, the Option Period will end, the First Payment will be released from escrow to the Optionee, and this Agreement will terminate and be of no further effect, except for any obligations of the Optionee incurred prior to the effective date of termination and any post-termination obligations specifically identified in this Agreement, with no right, interest or title in the Property having been earned by the Optionee. Following termination, the Optionee will provide the Optionor with access to all technical data in its possession and pertaining to the Property that is in its possession.

(b)	Minimum Subscription. The Optionee raising a minimum of US$6,800,000 under the capital raising to be undertaken in connection with the Listing.

(c)	SK1300 Resource. The Optionee completing a measured and/or indicated SK1300 mineral resource on the Property in accordance with SK1300 and the rules and regulations of the Securities Commissions.

5.	Listing Deadline. In the event the Listing is not complete on or before the date that is six (6) months from the Effective Date (the “Listing Deadline”), this Agreement will automatically terminate resulting in the forfeiture of the Optionee’s rights hereunder, provided that the Optionee may, in its sole discretion, prior to the Listing Deadline elect to (i) make an additional payment of $300,000 to the Optionor and (ii) place an additional $250,000 into an escrow account with such funds to be used to cover expenditures towards Mining Operations (“Expenditures”) over the following six (6) months, and such election will extend the Listing Deadline for an additional six (6) months (the “Extended Listing Deadline”).

In the event the Listing is not complete on or before the Extended Listing Deadline (if applicable), this Agreement will automatically terminate resulting in the forfeiture of the Optionee’s rights hereunder, provided that the Optionee may, in its sole discretion, prior to the Extended Listing Deadline, elect to (i) make an additional payment of $400,000 to the Optionor and (ii) place an additional $250,000 into an escrow account with such funds to be used to cover Expenditures over the following six (6) months, and such election will extend the Extended Listing Deadline for an additional six (6) months (which, for greater certainty, shall be twelve (12) months from the original Listing Deadline) (the “Further Extended Listing Deadline”).

In the event the Listing is not complete on or before the Further Extended Listing Deadline (if applicable), this Agreement will automatically terminate resulting in the forfeiture of the Optionee’s rights hereunder.

6.	Resource Payment. In the event that the Optionee identifies a measured and/or indicated SK1300 mineral resource of not less than 40 million pounds of uranium on the Property in accordance with SK1300 and the rules and regulations of the Securities Commissions in connection with the Listing:

(a)	The value of the Payment Shares issuable to Optionee as part of the Listing Payment will be increased by $4,000,000; and

(b)	For every additional 1 million pounds of measured and/or indicated SK1300 mineral resource over 40 million pounds of uranium, the value of the Payment Shares issuable to Optionee as part of the Listing Payment will increase by an additional $200,000 pro rated for amounts less than 1 million pounds of measured and/or indicated SK1300 mineral resource; provided, however, that the total increase in value of the Payment Shares under this Section 6(b) shall be capped at $1,000,000.

(collectively, the “Resource Payment”).

(c)	The Optionee shall pay the Resource Payment to the Optionor at the Closing based upon the SK1300 and the rules and regulations of the Securities Commissions in connection with the Listing.

(d)	Optionor shall have the right to review and audit the books, records and results of each SK1300 reporting and the supporting data and information therefor and to submit such data and information to its consultants and agents. If the Optionor disagrees with the Optionee’s SK1300 reporting it has the right to deliver a notice of disagreement to the Optionee, whereupon for a period of 30-days the parties shall in good faith seek to resolve any differences they may have with respect to the quantity of the mineral resource contained in the SK1300. If the parties have not resolved their differences by the end of such 30-day period, then the parties shall submit in writing their dispute to an independent technical consultant reasonably acceptable to each of them together with supporting information and the reasons for their views as to the correct amount of the resource, and the independent technical consultant shall make a final written determination as to each disputed item and the amount of the mineral resource. The determination of the independent technical consultant shall be final.

7.	Payment upon Completion of Pre-Feasibility Study. Upon the completion by the Optionee or any successor of Optionee of a positive pre-feasibility study with respect to the Property, the Optionee or such successor of Optionee shall issue to the Optionor additional Payment Shares (the “Pre-Feasibility Bonus Payment”) with a value of S5,000,000 based on the 30-day volume-weighted average price of the Optionee’s common stock on the Exchange for the 30 trading days prior to the date of the announcement of the pre-feasibility study.

8.	Adjustments based Upon Spot Price of Uranium. The Optionor shall be entitled to receive additional Payment Shares based on the increase in the uranium spot price over the period between the Effective Date and the day prior to the closing of the acquisition of the Property by Optionee under this Agreement (the “Closing”) as described in § 11 below. The Parties shall measure the thirty (30) day trailing average of the uranium spot price as of the Effective date and as of the day prior to the Closing Date, or such earlier date as may be required by applicable regulations. The percentage increase in the uranium spot price over such measurement period is the “Spot Price Increase Percentage.” Within ten (10) days from the Closing, the Optionee shall issue to the Optionor a number of additional Payment Shares that is equal to the product of (i) fifty percent (50%) of the Spot Price Increase Percentage multiplied by the (ii) number of Base Payment Shares. For example, if the Spot Price Increase Percentage is 20%, Optionee shall receive 1,600,000 additional Payment Shares (20% * 50% = 10%) * 16,000,000 = 1,600,000. In the event the Spot Price Increase Percentage is a negative value, then there shall be no adjustment to the number of Payment Shares issued pursuant to this §8.

9.	Restrictions Applicable to Payment Shares.

(a)	The Optionor acknowledges that the Payment Shares will be subject to restrictions on resale prescribed by securities laws applicable in the United States and the transfer agent for the Payment Shares will include in its records applicable stop transfer orders and, if the Payment Shares are certificated, will place an appropriate legend on the certificate evidencing the Payment Shares referring to transfer restrictions under applicable law.

(b)	In connection with any Listing pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Act”), including Optionee’s initial public offering, Optionor or any holder of the Payment Shares shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Payment Shares without the prior written consent of Optionor and its managing underwriter. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by such underwriter. In no event, however, shall such period exceed one hundred eighty (180) days plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions. For consideration received and acknowledged, Optionor and any other holder of the Payment Shares, in its capacity as a securityholder of Optionee, hereby appoints the Chief Executive Officer and/or Chief Financial Officer of Optionee to act as its true and lawful attorney with full power and authority on its behalf to execute and deliver all documents and instruments and take all other actions necessary in connection with the matters covered by this Section 8 and any lock-up agreement required to be executed pursuant to an underwriting agreement in connection with any initial public offering or other underwritten offering of Optionee. Such appointment shall be for the limited purposes set forth above.

10.	Operator.

(a)	The Optionee shall act as the Operator during the Option Period subject to the oversight and direction of an operations committee consisting of one (1) representative appointed by the Optionee and one (1) appointed by the Optionor (the “Operations Committee”). The Operations Committee shall decide all matters unanimously. The Optionee and Optionor shall work together in good faith to develop a proposed work program and budget with respect to the Property during the Option Period within 30 days of the execution of this Agreement, which shall include the work required to substantiate the Resource Payment (“Work Program”). The Operator shall conduct all business and operations pursuant to the Work Program, and shall require the approval of the Operations Committee prior to implementing any changes to the Work Program during the Option Period. The Operator shall be responsible for the conduct of all exploration and development work on the Property during the Option Period.

(b)	In carrying out all exploration and development work on the Property as the Operator, the Optionee shall:

(i)	comply with all laws and regulations of all Governmental and Regulatory Authorities, including Environmental Standards, as well as the provisions of all agreements or instruments of title under which the Mineral Claims are held;

(ii)	keep the Mineral Claims free of all liens and Encumbrances (other than those, if any, in effect on the Effective Date or the creation of which is permitted by this Agreement) arising out of the carrying out of Mining Operations on the Property and, in the event of any lien or Encumbrance being filed as mentioned, proceed with diligence to contest or discharge it, and in the event of any termination of this Agreement in accordance with its terms, the Optionee shall discharge and remove all Encumbrances on the Property other than those Permitted Encumbrances in existence as of the Effective Date;

(iii)	perform assessment work or make payment in lieu thereof and timely pay the annual claim maintenance fees, rentals, taxes, or other payments and do all other things necessary to maintain the Mineral Claims in good standing, including the timely and proper payment of all ongoing claim maintenance fees due and owing to the U.S. Bureau of Land Management together with filing and recording all affidavits or other notices evidencing such payments as may be required by Governmental and Regulatory Authorities;

(iv)	maintain accounts in accordance with generally accepted accounting principles in the mining industry;

(v)	perform its duties and obligations in a sound and workmanlike manner, in accordance with sound mining and engineering practices, and in compliance with all applicable federal, state, county, territorial, and municipal laws, by-laws, ordinances, rules and regulations, and this Agreement;

(vi)	regulate and limit access to the Property, subject only to the right of designates of the Optionor to have access to the Property at all reasonable times at their own risk and expense for the purpose of inspecting Mining Operations;

(vii)	employ and engage employees, agents, and independent contractors that it considers necessary or advisable to carry out its duties and obligations and, in this connection, to delegate any of its powers and rights to perform its duties and obligations under this Agreement. For the avoidance of doubt, any delegation of the Optionee’s powers and rights under this Agreement will not relieve the Optionee of any of its obligations or liability under this Agreement;

(viii)	permit the Optionor, at its own expense, to access the Property and inspect, take abstracts from, or audit any or all of the records and accounts related to the Property and any Mining Operations done thereon during normal business hours;

(ix)	obtain and maintain, or cause any contractor engaged in connection with this Agreement to obtain and maintain, adequate insurance (as determined by the Operator in its sole discretion, acting reasonably) during any period in which Mining Operations are carried out under this Agreement, listing the Optionor as co-insured or loss payee;

(x)	arrange for and maintain workers’ compensation or equivalent coverage for all eligible employees engaged by the Operator in accordance with local statutory requirements;

(xi)	transact, undertake, and perform all transactions, contracts, employments, purchases, operations, negotiations with third parties, and any other matters undertaken on behalf of the parties in the Operator’s name and solely at the Operator’s liability; and

(xii)	not commence any commercial production of Minerals or other products on the Property unless and until Optionee exercises the Option. Notwithstanding the foregoing, Operator shall not be restricted from conducting sampling (including bulk sampling), testing and exploration operations on the Property during the term of this Agreement.

11.	Transfer of Title.

Subject to the Optionee having completed the Option Exercise, Closing will occur on the date that the Optionee makes the Listing Payment, at such time and place as agreed between the parties acting reasonably.

At Closing, the Optionor shall deliver to the Optionee (or a nominee of the Optionee) all necessary instruments of transfer of the Equity Interests, including membership interest certificates, assignments, and any other documents required to transfer the Equity Interests to the Optionee. The operating agreement of the Subsidiary shall be amended and restated in a manner satisfactory to the Optionee to reflect that the Optionee is the sole owner of the Equity Interests in the Subsidiary.

At Closing, the Optionor shall deliver to the Optionee complete and accurate copies of all books, records, permits, and compliance documentation of the Subsidiary related to the Property and the Subsidiary’s compliance with applicable regulations.

This transfer shall confer full ownership of the Property through the Subsidiary, subject to the NSR and any Permitted Encumbrances.

The Optionee will be entitled to register this transfer with the appropriate government offices as necessary to reflect ownership through the Subsidiary, with the Optionor retaining the NSR as specified in this Agreement.

Upon Closing, the Optionee, as the new owner of the Subsidiary, shall assume responsibility for compliance with all Permitted Encumbrances, NSR obligations, and regulatory requirements related to the Property, as outlined in this Agreement.

At the Closing, each Party will deliver to the other Party such additional agreements or certificates as may be requested by a Party to bring down representations and warranties made herein to the Closing Date.

12.	Default and Termination of Option.

(a)	The Optionee may terminate this Agreement at any time prior to the Option Exercise by giving at least thirty (30) days’ prior notice of termination to the Optionor, and upon the effective date of termination as specified the termination notice, the Option Period will end and this Agreement will terminate and be of no further effect, except for any obligations of the Optionee incurred prior to the effective date of termination and any post-termination obligations specifically identified in this Agreement, with no right, interest or title in the Property having been earned by the Optionee. Following termination, the Optionee will provide the Optionor with access to and copies of all technical data in its possession and pertaining to the Property that is in its possession.

(b)	If, at any time prior to the Option Exercise, either party is in default (“Defaulting Party”) in performing any material obligation under this Agreement or in breach of any material provision contained in this Agreement, then the party not in default may terminate this Agreement by giving notice of termination (“Termination Notice”) to the Defaulting Party but only if:

(i)	it has given (by email and in writing delivered to specified address below) to the Defaulting Party notice of the particular failure, default, or breach on the part of the Optionee; and

(ii)	the Defaulting Party has not, within thirty (30) days following delivery of the notice of default, commenced to take reasonable steps to cure the default by taking appropriate measures, which the Defaulting Party after due inquiry reasonably believes will cure the default. If the default relates to a payment of money or issuance of Payment Shares under §4, “commenced to take reasonable steps” means payment of the amounts or issuance of Payment Shares that are in default within the thirty (30) day period.

(c)	Notwithstanding any termination of this Agreement, the Optionee will remain liable for its obligations under §§13, 18 and 19 hereof, and the Optionor will remain liable for its obligations under §13 and 18 hereof.

13.	Indemnity.

(a)	Each Party shall indemnify, defend and save harmless the other and their officers, directors, and shareholders, from and against any and all claims, losses, liabilities, damages, fees, fines, penalties, interests, deficiencies, costs and expenses, of any nature or kind whatsoever (“Losses”), arising by virtue or in respect of any breach of a representation or warranty or covenant contained herein or failure to comply with any provision herein, or any inaccuracy, misstatement, misrepresentation or omission made by the party in connection with any matter set out herein, and any and all actions, suits, proceedings, demands, claims, costs, legal and other expenses related or incidental thereto, except that no party is entitled to indemnification hereunder for Losses resulting from the gross negligence or willful misconduct of the party or anyone for whom the party is responsible in law.

(b)	In addition to the above, (i) the Optionee will indemnify, defend and hold harmless the Optionor and its officers, directors, agents and insurers from and against any and all Losses pertaining to Mining Operations during the term of this Agreement; and (ii) the Optionor will indemnify, defend and hold harmless the Optionee and its officers, directors, agents and insurers from and against any and all Losses pertaining to Mining Operations prior to the term of this Agreement.

(c)	Notwithstanding any other provision of this Agreement and any termination of this Agreement, the indemnities provided herein will remain in force until all possible liabilities of the persons indemnified thereby are extinguished by the operation of law and will not be limited to or affected by any other indemnity obtained by any indemnified person from any other person.

14.	Additional Covenants of the Optionor. During the Option Period. the Optionor shall not, without the prior consent of the Optionee (such consent not to be unreasonably withheld):

(a)	do or permit or suffer to be done any act or thing which would or might reasonably be expected to materially adversely affect the rights of the Optionee hereunder;

(b)	relinquish or abandon all or any part of its interest in the Mineral Claims; and

(c)	during the Option Period and until Closing, the Optionor shall ensure that the Subsidiary conducts no activities other than those necessary to maintain and preserve the Property and comply with any legal or regulatory obligations pertaining to the Property. The Optionor agrees not to engage the Subsidiary in any unrelated transactions, contracts, or encumbrances without the prior written consent of the Optionee.

15.	NSR Royalty. Subject to Closing and the Optionee commencing commercial production on any Mineral Claims, the Optionee, its successors and assignees shall pay to the Optionor a royalty (the “NSR”) calculated at one percent (1.0%) of the Net Smelter Returns as defined, calculated and set forth in Schedule “B” to this Agreement. The NSR, which shall be a perpetual interest and covenant that runs with the land, shall be reserved to the Optionor in the quitclaim deed conveying the Property to the Optionee at the Closing. All proceeds from metals or commodities produced prior to the Optionee completing the Option Exercise or before commercial production commences will be distributed and paid to the Optionor.

16.	NSR Buy-Back. The Optionee or its successors and assignees shall have the right, following delivery of written notice to the Optionor, at any time prior to commencing commercial production from the Property, to purchase one-half of the NSR from the Optionor in consideration for a one-time cash payment to the Optionor of $1,000,000, or alternatively, to purchase the whole NSR from the Optionor in consideration for a one-time cash payment to the Optionor of $2,000,000.

17.	Assignment and Assumption. This Agreement is binding on the permitted successors and assigns of the Optionee. The Optionee may not assign any part of its obligations under this Agreement to any third party or Encumber the Property or grant any offtake or royalty rights in respect of the Property during the Option Period, without the prior written consent of the Optionor, which consent may not be unreasonably withheld. Prior to any assignment of this Agreement by Optionee, the assignee must properly agree to assume in writing all obligations of Optionee hereunder. Optionee shall remain responsible for all obligations under this Agreement, in the event that any assignee fails to timely or properly perform.

Following Closing and until the Pre-Feasibility Bonus, the Resource Payment and any Payment Shares due under §8 (collectively, Deferred Consideration) have been paid to the Optionor, the Optionee covenants and agrees with Optionor that the Optionee shall not assign, transfer or otherwise dispose of any interest in the Property unless the Optionee has first obtained from the entity or person with whom it proposes to make such assignment, transfer or disposal (Proposed Assignee) a deed of covenant signed by the Proposed Assignee and the Optionee on terms acceptable to the Optionor (acting reasonably) whereby the Proposed Assignee acknowledges and confirms the obligation to pay the Deferred Consideration to the Optionor in accordance with this Agreement and covenants to be bound by and perform the provisions of this Agreement that relate to the payment of the Deferred Consideration and the assignment of the Properties.

18.	Reclamation, Buildings and Equipment. In the event that this Agreement is terminated or expires without Optionee exercising the Option, the Optionee shall (i) be solely responsible for reclaiming the Property and all lands covered thereby in accordance with all applicable Environmental Standards, to the extent such reclamation is required by applicable Environmental Standards as a result of Mining Operations conducted on the Property by the Optionee, (ii) discharge and remove all Encumbrances on the Property other than those Permitted Encumbrances in existence as of the Effective Date and (iii) timely and properly pay all claim maintenance fees to maintain the Mineral Claims in good standing for at least twelve months following the date of termination. All buildings, plant, equipment, machinery, tools, appliances and supplies for which the Optionee has placed on the Property shall be removed by the Optionee no later than six (6) months after such termination or expiration, unless Optionor in its sole discretion elects to assume and acquire ownership of the same. Any buildings, plant, equipment, machinery, tools, appliances or supplies left on the Property during the six (6) month period will be at the Optionee’s sole risk and, if not removed during the six (6) month period, will become the Property of the Optionor, subject to Optionor’s election to assume and acquire ownership of the same. Notwithstanding the foregoing, if the Option is not exercised, six (6) months after termination or expiration of this Agreement, Optionor may in its sole discretion (i) require the removal of any buildings, plant, equipment, machinery. tools, appliances or supplies left on the Property, or (ii) remove any such buildings, plant, equipment, machinery, tools, appliances or supplies left on the Property at its own cost and expense and then recoup said costs and expenses from Optionee. During the Option Period, however, without the prior consent of the Optionee, the Optionor shall not remove from the Property any buildings, plant, equipment, machinery, tools, appliances or supplies placed on the Property by the Optionee. The obligations and duties of Optionee under this paragraph shall survive the termination or expiration of this Agreement.

19.	Confidentiality. The parties to this Agreement shall keep confidential the existence and terms of this Agreement and all books, records, files and other information supplied by any party to the other party or its employees, agents or representatives in connection with this Agreement or in respect of the activities carried out on the Property by any party, or related to the sale of Minerals, or other products derived from any Property, including all analyses, reports, studies or other documents prepared by any party or its employees, agents or representatives, which contain information from, or otherwise reflects such books. records, files or other information. The parties shall use their reasonable efforts to ensure that their employees, agents or representatives do not disclose, divulge, publish, transcribe, or transfer such information, in whole or in part, other than to an affiliate where such disclosure is for routine corporate purposes, and other than to its contractors, legal, accounting and other advisors, financiers, potential investors and potential transaction partners who require such information, without the prior written consent of the other party, which consent may not be arbitrarily or unreasonably withheld and which shall not apply to such information or any part thereof to the extent that:

(a)	It is required to be disclosed by a party pursuant to applicable laws or the rules of a relevant securities exchange;

(b)	The disclosing party reasonably believes that the disclosure is required to be made to a taxation or other Government or Regulatory Authority in connection with the taxation or other affairs of the disclosing party; or

(c)	Such information becomes generally disclosed to the public, other than as a consequence of a breach of this Agreement by one of the parties to this Agreement.

The Optionee’s obligation of confidentiality hereunder in relation to technical data pertaining to the Property shall terminate upon its acquisition of the Property at the Closing.

On signing of this Agreement, Optionor and Optionee may release ASX or news release announcements respectively regarding the Agreement (in such form to be mutually agreed by the parties acting reasonably).

20.	Director Appointment. So long as the Payment Shares held by Optionor constitute at least ten percent (10%) of the issued and outstanding shares of common stock of Optionee, Optionor shall have the right to appoint one director to the board of directors of Optionee and Optionee shall take such action as may be required to include such nominee of Optionor in any proxy statement or information statement sent to the stockholders of Optionee for the election of directors and will include such nominee in any written consent of stockholders relating to the election of directors of Optionee. At the Closing, the Optionor and the Optionee shall execute and deliver an investor rights agreement memorializing this right to appoint a board director together with other customary protections and rights for a shareholder owning 10% or more of the issued and outstanding shares, on terms and conditions reasonably acceptable to the Optionor and the Optionee.

21.	Notices. All notices, consents, demands and requests (in this §21, “Communications”) required or permitted under this Agreement must be in writing and delivered, emailed, or sent by courier or prepaid registered mail to the parties, at their following respective addresses:

Optionor and Subsidiary:	Aurora Energy Metals Ltd & Oregon Energy LLC. Alasdair Cooke, Director Suite 1 — 245 Churchill Avenue Subiaco, WA, 6008 Australia Email: alasdairc@auroraenergymetals.com

Optionee:	Eagle Energy Metals Corp. Attention: Mark Mukhija CEO 5470 Kietzke Lane, Suite 300 PMB #375 Reno, NV 89511 E-mail: mmukhija@eagleenergymetals.com and if any Communication is sent by courier or prepaid registered mail, it shall, be conclusively deemed to have been received on the date of receipt of it and, if delivered or emailed, it will be deemed to have been received at the time of delivery or transmission. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any Communication will not be received by the addressee by no later than the third business day following the mailing of it, then the Communication must be sent by an alternative means of delivery in order that the payment or communication may be received expeditiously by the addressee. Either party may from time to time change its address by notice to the other in accordance with this §21.

22.	Time of the Essence. Time is of the essence of this Agreement.

23.	Option Only. With the exception of §§ 1, 2, 3, 8, 10, 12, 13, 14, 17, 18, 19 and 21, which contain certain unconditional obligations, this Agreement is an option only and except as specifically provided otherwise, and except those unconditional obligations in §§ 1, 2, 3, 8, 10, 12, 13, 14, 17, 18, 19 and 21, no provision hereof will be construed as obligating the Optionee to do any acts or make any payments hereunder, and no acts or payments that are made hereunder will be construed as obligating the Optionee to do any further acts or make any further payments. Sections 1, 2, 3, 8, 10, 12, 13, 14, 17, 18, 19 and 21 are binding notwithstanding any exercise of the Option.

24.	Counterparts. This Agreement may be executed in counterparts (by original or electronic signature), each of which when so executed will be deemed an original and all counterparts together will constitute one and the same instrument.

25.	No Partnership. Nothing in this Agreement shall be deemed to create (i) a fiduciary relationship between the parties or (ii) a partnership, mining partnership, joint venture or other similar business relationship between the parties.

26.	Rule Against Perpetuities. The parties do not intend that there shall be any violation of the Rule Against Perpetuities or any similar rule. Accordingly, any right or option to acquire any interest in the Property must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the provisions of this Agreement shall be revised in such a way as to approximate most closely the intent of the parties within the limits permissible under such rules.

27.	Secured Rights. The parties may record this Agreement or a memorandum hereof for purposes of imparting constructive notice. The parties hereby grant security interests in the Mineral Claims comprising the Property to each other to protect their rights and obligations hereunder against third parties. To this end, Optionor specifically grants a security interest to Optionee in the Mineral Claims comprising the Property to protect its right to the Option based on the terms and conditions set forth in this Agreement, and Optionee specifically grants a security interest to Optionor in the Mineral Claims comprising the Property to protect Optionor’s right to a reconveyance of the Property in the event the Deferred Consideration is not timely tendered.

28.	Investment Representations. With respect to the acquisition by a party of securities of the other party (the “Securities”), each party represents to the other party that it: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring the Securities for itself for investment purposes only, and not with a view towards any resale or distribution of such Securities; (c) has been advised and understands that the Securities (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been registered under the Securities Act or any applicable state securities Laws and, therefore, and cannot be resold unless they are registered under the Securities Act and all applicable state securities laws, unless exemptions from registration are available, and (iii) will bear an appropriate restrictive legend reflecting that they cannot be resold unless they are registered under the Securities Act and all applicable state securities laws, unless exemptions from registration are available; and (d) is aware that an investment in the Securities is a speculative investment and is subject to the risk of complete loss. By reason of each party’s business or financial experience, or by reason of the business, each party is capable of evaluating the risks and merits of an investment in the other party and of protecting its interests in connection with this investment.

[Signature page follows]

The parties, intending to be contractually bound, have entered into this Agreement as of the Effective Date.

AURORA ENERGY METALS LTD.

Per:
/s/ Alasdair Cooke	/s/ Steven Jackson
Name: Alasdair Cooke	Name: Steven Jackson
Title: Director	Title: Secretary

The parties, intending to be contractually bound, have entered into this Agreement as of the Effective Date.

OREGON ENERGY LLC

Per:	/s/ Alasdair Cooke
Name: Alasdair Cooke
Title: President

The parties, intending to be contractually bound, have entered into this Agreement as of the Effective Date.

EAGLE ENERGY METALS CORP.

Per:	/s/ Mark Mukhija
Name: Mark Mukhija
Title: CEO

SCHEDULE “A”

DESCRIPTION OF MINERAL CLAIMS COMPRISING THE PROPERTY

Location	Claim Name	Interest
Oregon, USA	AURORA 11-60	100%
Oregon, USA	AURORA 62-64	100%
Oregon, USA	AURORA 69-78	100%
Oregon, USA	AURORA 82-87	100%
Oregon, USA	AURORA 97-108	100%
Oregon, USA	AURORA 117-125	100%
Oregon, USA	AURORA 134-145	100%
Oregon, USA	AURORA 236	100%
Oregon, USA	AURORA 238	100%
Oregon, USA	AURORA 240	100%
Oregon, USA	AURORA 242	100%
Oregon, USA	AURORA 244	100%
Oregon, USA	AURORA 246	100%
Oregon, USA	AURORA 248	100%
Oregon, USA	AURORA 250	100%
Oregon, USA	CROTALUS CREEK 7-9	100%
Oregon, USA	CROTALUS CREEK 23	100%
Oregon, USA	CROTALUS CREEK 25	100%
Oregon, USA	CROTALUS CREEK 27	100%
Oregon, USA	CALD 01-91	100%
Oregon, USA	JH 01-71	100%
Nevada, USA	JH 72-102	100%
Nevada, USA	KB 01-56	100%

SCHEDULE “B”

Net Smelter Royalty Terms and Conditions

1.	The NSR is equal to one percent (1.0%) of Net Smelter Returns (subject to reduction pursuant to exercise of the NSR buy-back right in the Property Option Agreement of which this Schedule “B” forms part) from the sale of any Product derived from the Property.

2.	“Net Smelter Returns” means the actual proceeds received by the Optionee, any successor or assign from any mint, smelter, refinery or other purchaser from the sale of ores, minerals, mineral substances, metals or concentrates (collectively “Product”) produced from any Mineral Claims comprising the Property and sold to any party, or in the case of any loss the proceeds received from an insurer in respect of Product, after deducting from such proceeds all reasonable third-party charges for treatment in smelting and refining and for transportation to the smelter or refinery, including handling, assaying, weighing, sampling, insurance and representative fees and costs. Deductions will only include amounts that have been paid to arms’-length parties that were incurred at facilities offsite. There will not be deductions for losses arising from loss, theft or damage of Product, whether or not occurring on or off the Mineral Claims and whether the Product is in the possession of the Optionee or otherwise.

3.	The NSR will be:

(a)	calculated and paid on a quarterly basis within thirty (30) days after the end of each quarter of the fiscal year for the Optionee (an “Operating Year”), based on the Net Smelter Returns for that quarter;

(b)	each payment of NSR will be accompanied by an unaudited statement indicating the calculation of the NSR hereunder in reasonable detail and the Holder will receive. within four (4) months of the end of each Operating Year. an annual summary unaudited statement (an “Annual Statement”) showing in reasonable detail the calculation of the NSR for the last completed Operating Year, and each such statement shall show all credits and deductions added to or deducted from the amount due to the Holder, including all quantities and grades of Product produced and sold, the price of Product sold, the type and amount of allowable deductions and such other information reasonably necessary to calculate and audit the NSR;

(c)	the Holder will have one hundred eighty (180) days from the time of receipt of the Annual Statement to question the accuracy thereof in writing and, failing such objection, the Annual Statement will be deemed to be correct and unimpeachable thereafter, unless it is shown that there was a deliberate attempt to defraud or an illegal action to hide production figures or payments;

(d)	if the Annual Statement is questioned by the Holder, and if such questions cannot be resolved between the Optionee and the Holder, the Holder will have twelve (12) months from the time of receipt of the Annual Statement to have such audited, which will initially be at the expense of the Holder, unless it is shown that there was a deliberate attempt to defraud or an illegal action to hide production figures or payments and subject to clause (f) below;

(e)	the audited Annual Statement will be final and determinative of the calculation of the NSR for the audited period and will be binding on the parties and any overpayment of NSR will be deducted by the Optionee from the next payment of NSR and any underpayment of NSR will be paid forthwith by the Optionee;

(f)	the costs of the audit will be borne by the Holder if the Annual Statement was accurate within one percent (1.0%) or overstated the NSR payable by greater than one percent (1.0%) and will be borne by the Optionee if such statement understated the NSR payable by greater than one percent (1.0%). If the Optionee is obligated to pay for the audit it will forthwith reimburse the Holder for any of the audit costs which it had paid; and

(g)	the Holder will be entitled to examine, on reasonable notice and during normal business hours, such books and records as are reasonably necessary to verify the payment of the NSR to it from time to time, provided however that such examination shall not unreasonably interfere with or hinder the Optionee’s operations or procedures.

4.	The determination of the NSR hereunder is based on the premise that production will be developed solely from the Mineral Claims comprising the Property. If the Mineral Claims and one or more other properties are incorporated in a single mining project and metals, ores or concentrates pertaining to each are not readily segregated on a practical or equitable basis, the allocation of actual proceeds received and deductions therefrom will be negotiated between the parties and, if the parties fail to agree on such allocation, the matter will be referred to an independent firm of chartered accountants who represent mining clients and are familiar with the accounting for NSR royalties. The accountants will make reference to this Agreement and to practices used in mining operations that are of a similar nature. The decision of the accountants will be final and binding on the parties.

5.	The right to receive a percentage of Net Smelter Returns as and when due will not make or be deemed to make the Holder the partner, agent or legal representative of the Optionee.

6.	In addition to its right to repurchase one-half of the NSR as provided for in the Property Option Agreement for $1,000,000 or the entire NSR for $2,000,000, the Optionee shall have a Right of First Refusal on the proposed sale by the Holder of all or part of the NSR as follows:

(a)	if the Holder (in this paragraph called the “Offeror”) intends to sell all or part of the NSR (in this paragraph the “Interest”) it will first give notice in writing to the Optionee (in this paragraph called the “Offeree”) of its intention together with the terms and conditions on which the Offeror intends to sell the Interest;

(b)	any communication of an intention to sell pursuant to this paragraph will be in writing delivered in accordance with the Property Option Agreement and will set out fully and clearly all of the terms and conditions of any intended sale and such communication will be deemed to constitute an offer (the “Offer”) by the Offeror to the Offeree to sell the Interest to the Offeree on the terms and conditions set out in such Offer;

(c)	any Offer made as contemplated in this paragraph will be open for acceptance by the Offeree for a period of sixty (60) days from the date of receipt of the Offer by the Offeree;

(d)	if the Offeree accepts the Offer within the time provided in subparagraph (c), such acceptance will constitute a binding agreement of purchase and sale between the Offeror and the Offeree for the Interest on the terms and conditions set out in the Offer; and

(e)	if the Offeree does not accept the Offer within the time prescribed, the Offeror may complete the sale of the Interest on the terms and conditions set out in the Offer or on terms and conditions substantially similar to, but no more favourable to its offeree than, the terms and conditions set out in the Offer, within 90 days from the expiration of the right of the Offeree to accept such Offer or the Offeror must again comply with the provisions of this paragraph. For the avoidance of doubt, if the Interest is sold to a third party, it shall be sold subject to the Offeree’s buyback and other rights contained in the Property Option Agreement.

7.	Following the Option Exercise, the operator of the Mineral Claims comprising the Property, whether or not it is the Optionee, will be entitled to:

(a)	make all operational decisions with respect to the methods and extent of mining and processing of ore, concentrate, dore, metal and products produced from the Mineral Claims;

(b)	make all decisions relating to sales of such concentrate, dor& metal and products produced; and

(c)	make all decisions concerning temporary or long-term cessation of operations.

8.	The NSR is an interest in real property and constitutes the grant of a vested present interest in the Property and the ground covered thereby (including any interest derived from the federal government under the General Mining Law of 1872 and any amendment thereof), and a covenant running with the land and all successions thereof, whether created privately or through government action, and binding upon the owner and its successors and the assigns of the Property, or any portion thereof or interest therein.

9.	The NSR shall attach to any amendments, relocations or conversions of any mining claim, mineral right, license, lease, concession, permit, patent or other tenure comprising the Property, or to any extension or renewal thereof or to any replacement or substitution therefor.

10.	The owner shall maintain the Property in good standing, including paying or causing to be paid at least 30 days prior to the date when due all claim maintenance fees, taxes, and other payments and amounts owing in respect thereof, performing or causing to be performed all required assessment work thereon, paying or causing to be paid all claim, permit and license maintenances fees in respect thereof, paying or causing to be paid all rents and other payments in respect of leased properties forming a part thereof and otherwise maintaining the Property in accordance with applicable laws.

11.	The owner shall not abandon any mining leases, mining claims or other rights or interests comprising part of the Property or any other interest in the Property. If the owner desires to abandon all or any portion of the Property, it shall first provide written notice to the Holder no less than 120 days prior to such abandonment identifying the portion of the Property that the owner intends to abandon (the “Proposed Abandoned Area”. Upon receipt of such notice of abandonment, the Holder shall have the exclusive right and option for a period of 90 days following receipt of such notice to purchase the Proposed Abandoned Area. If the owner and the Holder cannot agree on a reasonable purchase price for the Proposed Abandoned Area, it shall be submitted to an independent appraiser for a final purchase price determination. The owner shall convey the Proposed Abandoned Area to the Holder or its designee on payment of the purchase price.

12.	The Holder shall have the right to maintain the Property in good standing (including the payment of claim maintenance fees), at the expense of the Optionee. The Holder may undertake such investigation of the title and status of the Property as it shall deem necessary. If that investigation should reveal defects in the title, the Optionee shall forthwith proceed to cure such title defects to the satisfaction of the Holder. If the Optionee fails to do so: (i) the Holder may proceed to cure such title defects; and (ii) any costs and expenses incurred (including reasonable legal fees and costs) by the Holder shall be promptly reimbursed by the Optionee.

13.	The NSR and all payments and obligations related thereto are binding on the Optionee, its successors and assigns. If Optionee conveys, transfers, or assigns all or any portion of its interest in the Property (other than in connection with a pledge of the Property for financing purposes) it shall require the party or parties acquiring such interest to assume in writing the obligation to pay the NSR in accordance with the terms hereof, and to cause an original of such writing to be delivered to the Holder.

14.	All stockpiles, tailings, residues, waste rock, waste stockpiles, spoiled leach materials, and other materials resulting from operations and activities on the Property, whether conducted by Optionee, any predecessor, any successor or any other person, shall be the sole property and responsibility of the Optionee, but shall remain subject to the obligation to pay the NSR should the same be processed or reprocessed, as the case may be, in the future.

15.	All capitalized terms not otherwise defined herein shall have the meaning given to them in the Property Option Agreement to which these Terms and Conditions form Schedule “B”.

EAGLE ENERGY METALS CORP.
5470 Kietzke Lane, Suite 300
Reno, NV, 89511

November 17, 2024

Aurora Energy Metals Ltd
Suite 1, 245 Churchill Avenue
Subiaco, WA, 6008, Australia

Oregon Energy LLC

Suite 1100, 1050 SW 6th Avenue,

Portland, Oregon 97301

Re:	Option Agreement — Amendment No. 1

Ladies and Gentlemen:

Reference is hereby made to that certain Option Agreement, dated as of November 17, 2024 (the “Option Agreement”), by and among Eagle Energy Metals Corp, a Nevada corporation (the “Optionee”), Aurora Energy Metals Ltd, an Australian limited liability company (the “Optionor”), and Oregon Energy LLC, an Oregon limited liability company (the “Subsidiary”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Option Agreement.

This letter agreement amends and supplements the Option agreement as set forth below.

1.             Linville Royalty. Notwithstanding anything to the contrary set forth in the Option Agreement, including but not limited to Provisions 1(a)(viii) and 1(a)(xix)(F) thereof, the Optionor, the Subsidiary and the Optionee acknowledge and agree that if the Linville Royalty is determined to be valid, it would take precedence over the Net Smelter Returns Royalty for any overlapping claims, as calculated and set forth in Schedule “B” of the Option Agreement (the “NSR”), to be granted to the Optionor in the Option Agreement. For the avoidance of doubt, if the Linville Royalty is determined to be valid, then the Optionee would be required to pay the Linville Royalty for any overlapping claims, but not the NSR.

2.             Miscellaneous. Except as set forth herein, the Option Agreement remains unmodified and in full force and effect.

[Signature Page Follows]

Very truly yours,

EAGLE ENERGY METALS CORP.

By:	/s/ Manavdeep Mukhija
Name: Manavdeep Mukhija
Title: Chief Executive Officer

Agreed and Accepted:

AURORA ENERGY METALS LTD

By:	/s/ Steven Jackson
Name: Steven Jackson
Title: Secretary

OREGON ENERGY LLC

By:	/s/ Steven Jackson
Name: Steven Jackson
Title: Secretary

SIGNATURE PAGE TO SIDE LETTER

EAGLE ENERGY METALS CORP.
5470 Kietzke Lane, Suite 300
Reno, NV, 89511

December 9, 2024

Aurora Energy Metals Ltd
Suite 1, 245 Churchill Avenue
Subiaco, WA, 6008, Australia

Oregon Energy LLC

Suite 1100, 1050 SW 6th Avenue,

Portland, Oregon 97301

Re:	Option Agreement — Amendment No. 2

Ladies and Gentlemen:

Reference is hereby made to that certain Option Agreement, dated as of November 17, 2024 (the “Option Agreement”), by and among Eagle Energy Metals Corp, a Nevada corporation (the “Optionee”), Aurora Energy Metals Ltd, an Australian limited liability company (the “Optionor”), and Oregon Energy LLC, an Oregon limited liability company (the “Subsidiary”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Option Agreement.

This letter agreement amends and supplements the Option agreement as set forth below.

1.             Resource Payment. Notwithstanding anything to the contrary set forth in the Option Agreement, the parties acknowledge and agree that:

•	The SK1300 Resource shall be classified at a minimum as an indicated SK1300 mineral resource in accordance with SEC Subpart 1300 and the rules and regulations of the Securities Commissions.

•	The resource estimate be based on a cut-off grade of 100 ppm U3O8.

2.             Miscellaneous. Except as set forth herein, the Option Agreement remains unmodified and in full force and effect.

[Signature Page Follows]

Very truly yours,

EAGLE ENERGY METALS CORP.

By:	/s/ Manavdeep Mukhija
Name: Manavdeep Mukhija
Title: Chief Executive Officer

Agreed and Accepted:

AURORA ENERGY METALS LTD

By:	/s/ Steven Jackson
Name: Steven Jackson
Title: Secretary

OREGON ENERGY LLC

By:	/s/ Steven Jackson
Name: Seven Jackson
Title: Secretary

SIGNATURE PAGE TO SIDE LETTER